EXHIBIT 5.1

OPINION OF MORRISON & FOERSTER LLP

August 29, 2011

American Pacific Corporation

3883 Howard Hughes Parkway, Suite 700

Las Vegas, Nevada 89169

Re: American Pacific Corporation Amended and Restated 2008 Stock Incentive Plan

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 to be filed by American Pacific Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of four hundred fifty thousand (450,000) additional shares of common stock, $0.10 par value per share, of the Company (the “Additional Common Shares”) and the associated preference share purchase rights and associated rights to purchase common stock of the Company under the Rights Agreement, dated as of August 3, 1999, as amended by that certain Amendment, dated as of July 11, 2008, and Amendment No. 2 to Rights Agreement, dated as of September 14, 2010, between the Company and American Stock Transfer & Trust Company. The Additional Common Shares will be issuable under the American Pacific Corporation Amended and Restated 2008 Stock Incentive Plan (the “Amended 2008 Plan”).

As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the adoption of the Amended 2008 Plan and the authorization of the issuance of the Additional Common Shares under the Amended 2008 Plan (the “Additional Shares”), and such documents as we have deemed necessary to render this opinion. For the purpose of the opinion rendered below, we have assumed that in connection with the issuance of the Additional Shares under the Amended 2008 Plan, the Company will receive consideration in an amount not less than the aggregate par value of the Additional Shares covered by each such issuance.

Based upon and subject to the foregoing, it is our opinion that the Additional Shares, when issued and outstanding pursuant to the terms of the Amended 2008 Plan, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ MORRISON & FOERSTER LLP